Exhibit 10.4

THIRD AMENDMENT TO EXECUTIVE RETENTION AGREEMENT

This Third Amendment to Executive Retention Agreement (the “Amendment”) is entered into on this 12th day of June, 2012, by and between ModusLink Global Solutions, Inc. (formerly known as CMGI, Inc.), a Delaware corporation (the “Company”) and Peter L. Gray (“Executive”);

WHEREAS, the parties have entered into an Executive Retention Agreement dated as of August 28, 2002 (the “Agreement”); and

WHEREAS, the parties entered into Amendment No. 1 to Executive Retention Agreement on the 26th day of July, 2007 (the “First Amendment”) and the Second Amendment to Executive Retention Agreement on September 28, 2010 (the “Second Amendment”); and

WHEREAS, the parties mutually desire to further amend the Agreement;

NOW, THEREFORE, the parties hereto agree as follows, effective on the date hereof:

Unless the context indicates otherwise, capitalized terms used but not defined in this Amendment shall have the respective meanings assigned to them in the Agreement (as amended by the First and Second Amendment);

1.	Section 2(a) of the Agreement is amended to read as follows:

“(a) Severance Pay Following a Change in Control. In the event a Change in Control (as defined below) occurs and, within one (1) year thereafter, the employment of the Executive is terminated by the Company for a reason other than for Cause (as defined below) or by the Executive for Good Reason (as defined below), then the Executive shall be entitled to receive the following as severance (i) a lump sum payment equal to his then current base salary multiplied by two (2), and (ii) a lump sum payment equal to his target annual bonus for the year in which the Termination Date (as defined below) occurs. All amounts payable under (i) and (ii) above shall be paid within thirty (30) days of the Termination Date. In addition, all of the Executive’s stock options, restricted stock or other outstanding and unvested equity compensation shall be immediately vested, such vested awards that were granted as restricted stock shall be free of restrictions and such vested awards that were granted as options shall remain exercisable for a period of 6 months following the Termination Date (but not to exceed the original term of such awards).”

2.	Section 2(b) of the Agreement is amended to read as follows:

“(b) Severance Pay Absent a Change in Control. In the event the employment of the Executive is terminated by the Company for a reason other than for Cause, then the Executive shall be entitled to receive the following as severance (i) twelve (12) months of his current base salary, and (ii) an amount equal to his target annual bonus for the year in which the Termination Date (as defined below) occurs. All amounts payable under (i) and (ii) above shall be paid in installments over a period of twelve (12) months in accordance with the Company’s normal payroll cycle. If in connection with such termination, the Executive receives WARN notice which entitles him to 60 days of salary continuance and benefits (“WARN Benefits”) and the Company does not require the Executive to work during such 60 day time period, then the amount of severance under this Section 2(b)(i) and (ii) shall be reduced by the amount of WARN Benefits received.”

The Agreement is affirmed, ratified and continued as amended by the First and Second Amendments and as further amended hereby.

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first written above.

MODUSLINK GLOBAL SOLUTIONS, INC.		EXECUTIVE

By:	/s/ Frank J. Jules	/s/ Peter L. Gray
Its:	Chairman of the Board of Directors	Peter L. Gray